Exhibit 99.1

For Immediate Release:

Contact:	Stephen Kuchen
732-739-2900, x603
skuchen@pacifichealthlabs.com

PACIFICHEALTH LABORATORIES REPORTS 2011 FINANCIAL RESULTS

MATAWAN, NJ, March 7, 2012 - - PacificHealth Laboratories, Inc. (OTCQB: PHLI) (OTCBB: PHLI), a leading sports nutrition company, today reported financial results for the three months and year ended December 31, 2011.

Year Ended December 31 Financial Results

For the year ended December 31, 2011, revenues were $6,914,818 compared to $7,200,960 for the same period in 2010. Revenues in 2010 included approximately $251,000 in FORZE™ as compared to approximately $28,000 in FORZE sales in 2011 as that product line was discontinued in 2011. The Company reduced its net loss to $486,311, or $0.02 per share, in 2011 from a net loss of $761,422, or $0.05 per share, in 2010.

Fred Duffner, President and CEO of PacificHealth, said, “Although total sales of endurance products were flat year-to-year, this should be placed in perspective. Our three largest customers reduced inventory purchases in 2011 by almost $500,000. In 2011, we made a number of significant changes to insure PHLI is better positioned for growth. These included:

1.      We reduced G&A expenses by 22% as a result of streamlining the management team, reduced our office leasing costs, and focused more on outside resources. We also worked more closely with our vendors to reduce inventories and improve cash flow.

2.      We ran our first endurance advertising campaign in over four years with 6 different print ads in over 13 endurance magazines, with 144 total insertions along with 22 advertorials, reestablishing PacificHealth with our core audience.

3.      We focused on new products by reinstituting our research efforts. This resulted in the launch of 2nd Surge and Accel Recover Bar, our first new endurance products in over seven years. The new products are now found in over 400 sports specialty dealers and chains such as Performance Bike, Road Runner Sports, GNC, and Vitamin Shoppe.

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4.      We implemented multiple efforts to increase our Ecommerce sales through investments in social media and internet marketing. These efforts will continue and grow in 2012.”

Three-Month Financial Results

Revenues in the fourth quarter of 2011 were $966,357 compared to $996,900 for the same period in 2010. The 4th quarter 2010 revenues included approximately $39,000 in FORZE sales that was discontinued in 2011. The Company recorded a net loss of $488,635, or $0.02 per share, in the fourth quarter of 2011 compared to a net loss of $541,546, or $0.03 per share, for the same period in 2010. Included in operating expenses in the fourth quarter of 2011, as well as for the year, is approximately $85,000 of expenses associated with planning the 2012 marketing/social media plan.

Mr. Duffner added, “In 2012, the Company has four major goals:

1.      Expand our audience beyond the endurance athlete. Although the endurance athlete represents our core customer, our products are ideal for consumers involved in a wide range of activities from climbing to yoga. In 2011, we initiated programs to communicate with these consumers. In 2012, we will continue and expand these efforts using Facebook, Twitter and Pay Per Click (PPC) advertising. Although serious athletes benefit from our products, in actual fact it is the everyday exerciser, who needs every edge they can get, who will benefit the most. This opens up our products to a much larger consumer audience.

2.      Branding. Until now our products have not had a consistent look. This has hurt us since many consumers don’t realize the extensiveness of our product line. In this past year, we addressed this issue. We will be introducing the new packaging starting first quarter. This will increase our presence at the retail level and allow us to leverage all of our products. Additionally, we have reformulated our products so they are “All Natural”, which is an increasingly important element in the consumer’s purchase decision.

3.      Ecommerce Sales. Increasing Ecommerce sales is one of our most important objectives in 2012. We have implemented multiple programs to achieve this critical objective involving our website, increasing traffic to our website, making our Ecommerce site more consumer-friendly, and instituting programs that will ensure we have an ongoing dialogue with new and existing consumers.

4.      New Products. We cannot afford to stand still. In the past we have been the innovators in sports nutrition and we must reclaim that position with the launch of cutting-edge new products.”

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Mr. Duffner concluded, “We are excited about where we have come from and the future ahead. I believe these initiatives will support our future growth and success.”

About PacificHealth:

PacificHealth Laboratories, Inc. (PHLI.OB), a leading nutrition technology company, has been a pioneer in discovering, developing and commercializing patented, protein-based nutritional products that stimulate specific peptides involved in appetite regulation and that activate biochemical pathways involved in muscle performance and growth. PHLI’s principal areas of focus include sports performance and weight loss. To learn more, visit www.pacifichealthlabs.com.

Notice: This news release and oral statements made from time to time by Company representatives concerning the same subject matter may contain so-called "forward-looking statements." These statements can be identified by introductory words such as "expects," "plans," "will," "estimates,”, "forecasts,” "projects," or words of similar meaning and by the fact they do not relate strictly to historical or current facts. Forward-looking statements frequently are used in discussing new products and their potential. Many factors may cause actual results to differ from forward-looking statements, including inaccurate assumptions and a broad variety of risks and uncertainties, some of which are known, such as general economic conditions, consumer product acceptance and competitive products, and others of which are not. No forward-looking statements are a guarantee of future results or events, and one should avoid placing undue reliance on such statements.

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SELECTED FINANCIAL DATA:

PACIFICHEALTH LABORATORIES, INC.
STATEMENTS OF OPERATIONS
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2011 AND 2010

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2011	2010	2011	2010
Revenues:
Net product sales	$966,357	$996,900	$6,914,818	$7,200,960

Cost of goods sold	594,928	667,951	3,927,295	4,037,332

Gross profit	371,429	328,949	2,987,523	3,163,628

Operating expenses:
Sales and marketing	275,160	258,068	1,258,656	1,166,471
General and administrative (Includes related party consulting
of $48,000, $33,000, $187,000 and $55,000, respectively)	577,646	607,265	2,155,705	2,753,512
Research and development	6,444	4,000	47,380	4,000
	859,250	869,333	3,461,741	3,923,983

Loss before other (expense) income and
benefit from income taxes	(487,821)	(540,384)	(474,218)	(760,355)

Other (expense) income:
Other income	-	-	2,100	4,000
Interest income	111	264	502	1,055
Interest expense	(925)	(1,426)	(14,695)	(6,122)
	(814)	(1,162)	(12,093)	(1,067)

Loss before benefit from income taxes	(488,635)	(541,546)	(486,311)	(761,422)

Benefit from income taxes	-	-	-	-

Net loss	$(488,635)	$(541,546)	$(486,311)	$(761,422)

Basic and diluted loss per share	$(0.02)	$(0.03)	$(0.02)	$(0.05)

Weighted average common shares - basic and diluted	20,865,399	16,485,257	19,545,019	16,146,664

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PACIFICHEALTH LABORATORIES, INC.
BALANCE SHEETS

ASSETS
	December 31,	December 31,
	2011	2010
Current assets:
Cash and cash equivalents	$745,904	$134,165
Other short-term investments	75,000	150,000
Accounts receivable, net	369,376	416,722
Inventories, net	571,403	596,317
Prepaid expenses	91,479	64,780
Total current assets	1,853,162	1,361,984

Property and equipment, net	26,729	52,531

Deposits	10,895	10,895

Total assets	$1,890,786	$1,425,410

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Line of credit	$37,500	$75,000
Notes payable	19,679	20,670
Accounts payable and accrued expenses (Includes related
party of $32,000 and $11,000, respectively)	546,712	713,184
Deferred revenue	56,170	60,836
Total current liabilities	660,061	869,690

Stockholders' equity:
Common stock, $.0025 par value; authorized
50,000,000 shares; issued and outstanding:
20,871,772 and 16,485,257 shares, respectively	52,179	41,213
Additional paid-in capital	21,313,319	20,162,969
Accumulated deficit	(20,134,773)	(19,648,462)

	1,230,725	555,720

Total liabilities and stockholders' equity	$1,890,786	$1,425,410

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